EXHIBIT 3.4

5th AMENDMENT TO THE AMENDED AND RESTATED BYLAWS
OF
CHARTER COMMUNICATIONS, INC

The Amended and Restated Bylaws of the Corporation, are amended as follows effective
October 28, 2003:

ARTICLE III – DIRECTORS

SECTION 3.7 QUORUM AND MANNER OF ACTING. THE PRESENCE OF AT LEAST A MAJORITY OF THE AUTHORIZED NUMBER OF DIRECTORS SHALL BE NECESSARY AND SUFFICIENT TO CONSTITUTE A QUORUM FOR THE TRANSACTION OF BUSINESS AT ANY MEETING OF THE BOARD. IF A QUORUM SHALL NOT BE PRESENT AT ANY MEETING OF THE BOARD, A MAJORITY OF THE DIRECTORS PRESENT THEREAT MAY ADJOURN THE MEETING FROM TIME TO TIME, WITHOUT NOTICE OTHER THAN ANNOUNCEMENT AT THE MEETING, UNTIL A QUORUM SHALL BE PRESENT. EXCEPT WHERE A DIFFERENT VOTE IS REQUIRED OR PERMITTED BY LAW, THE CERTIFICATE OF INCORPORATION OR THESE BYLAWS, THE ACT OF A MAJORITY OF THE DIRECTORS PRESENT AT ANY MEETING AT WHICH A QUORUM SHALL BE PRESENT SHALL BE THE ACT OF THE BOARD. ANY ACTION REQUIRED OR PERMITTED TO BE TAKEN BY THE BOARD MAY BE TAKEN WITHOUT A MEETING IF ALL THE DIRECTORS CONSENT IN WRITING OR BY ELECTRONIC TRANSMISSION TO THE ADOPTION OF A RESOLUTION AUTHORIZING THE ACTION. THE RESOLUTION AND THE WRITTEN CONSENTS OR COPIES OF ELECTRONIC CONSENTS THERETO BY THE DIRECTORS SHALL BE FILED WITH THE MINUTES OF THE PROCEEDINGS OF THE BOARD. ANY ONE OR MORE DIRECTORS MAY PARTICIPATE IN ANY MEETING OF THE BOARD BY MEANS OF A CONFERENCE TELEPHONE OR SIMILAR COMMUNICATIONS EQUIPMENT ALLOWING ALL PERSONS PARTICIPATING IN THE MEETING TO HEAR EACH OTHER AT THE SAME TIME. PARTICIPATION BY SUCH MEANS SHALL BE DEEMED TO CONSTITUTE PRESENCE IN PERSON AT A MEETING OF THE BOARD.